Exhibit (a)(5)

The following is the text of a cover letter that the registrant intends to send by email with the Offer to Exchange on August 1, 2002.

"August 1, 2002

"To All ATG Employees,

        "The grant of stock options to employees has been one of the ways we ensure that our employees participate in the long-term success of ATG. In order to provide employees with the benefit of owning stock options that over time may have a greater potential to increase in value, I am pleased to make available to you the opportunity to exchange current stock option grants, which have a price of $15 and above, for future grants.

        "All employees that have stock option grants eligible for this program will be receiving at their home or business address an election form, which will include a statement of eligible options. In order to review your stock option grants, you may access your current stock option statements from AST in the following ways:

"1. Internet Access at:	www.aststockplan.com
"2. Customer Service:	888-980-6456 (U.S.) 212-615-8709 (Outside U.S.)

        "If you believe that you have any stock options that are eligible for this program, but have not received an Election Form by August 14, 2002, please send an email to exchangeprogram@atg.com stating your name, the fact that you have not yet received the Election Form and the date of the option grant that you believe is eligible for the program.

        "If you choose to ask us to exchange any of your eligible options, you must properly complete and deliver the Election Form as instructed. Provided that we do not reject your request for exchange (which we may do at our discretion):

  •
  the current stock options you have selected will be cancelled; and

  •
  for every three shares of common stock represented by the cancelled option(s) you will be granted a stock option to buy one share of common stock on or after the first business day six months and one day following the expiration of this offer.

Currently, the grant date for the new options is scheduled to occur on or after March 3, 2003, with an exercise price equal to the per share closing price of our common stock on the Nasdaq National Market on that date.

        "The details and conditions of this voluntary offer are outlined in the attached document identified as the Offer to Exchange Outstanding Stock Options dated August 1, 2002. Please be sure to read through the attached document carefully. A special Tender Offer Email address: exchangeprogram@atg.com will be available for you to submit administrative questions with regard to this offer. If you wish to speak to someone regarding your administrative concerns, you may contact Jennifer Baptiste, Maureen Bednarek, Pat O'Neill or Linda Handman of ATG at (617) 386-1000. Please note that no one has been authorized to make any recommendation regarding whether or not you should participate in this program. You should seek independent financial advice if you have any questions relative to interpretation of this offer or whether you should participate.

        "In order to elect an exchange of your current stock option grants, it is a requirement that you send a signed copy of the Election Form that you will receive separately in the mail to Jennifer Baptiste in Human Resources, by fax at (617) 386-5549, or hand delivery or regular overnight mail to 25 First Street, Cambridge, Massachusetts, 02141.

        "The deadline for receipt of this Election Form is no later than 5 P.M., Eastern daylight savings time, on August 29, 2002. You will also have an opportunity to withdraw your election, by submission of a signed Withdrawal Form, which can be obtained by sending an email requesting the Withdrawal Form to exchangeprogram@atg.com, by 5 P.M., Eastern daylight savings time, on August 29, 2002. If Jennifer Baptiste does not receive a signed Election Form from you by 5 P.M., Eastern daylight savings time, you will not be able to participate in this tender offer exchange. Please make note of the deadline, as no exceptions may be made to it.

        "This special offering demonstrates our appreciation of your efforts and to acknowledge the value that we place on you. Again, thank you for your continued efforts to further the future of ATG.

"Best regards,

"Paul Shorthose"